As filed with the Securities and Exchange Commission on June 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COHEN & COMPANY INC.

(Exact name of registrant as specified in its charter)

Maryland	16-1685692
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cira Centre, 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania	19104
(Address of Principal Executive Offices)	(Zip Code)

COHEN & COMPANY INC.

2020 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Joseph W. Pooler, Jr.

Chief Financial Officer

Cira Centre

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

(Name and address of agent for service)

(215) 701-9555

(Telephone number, including area code, of agent for service)

Copies to:

Darrick M. Mix, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

(215) 979-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Cohen & Company Inc. (the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 2,000,000 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Registrant’s 2020 Long-Term Incentive Plan, as amended (the “Plan”). Such shares are being registered in addition to the Common Stock previously registered for issuance on the Registrant’s Registration Statements on Form S-8 concerning the Plan filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 17, 2020 (Registration No. 333-248867); June 10, 2021 (Registration No. 333-256999); June 3, 2022 (Registration No. 333-265424); and June 4, 2025 (Registration No. 333-287770) (collectively, the “Prior Registration Statement”).

On March 13, 2026, the Board of Directors of the Registrant approved Amendment No. 4 to the Plan (“Amendment No. 4”), which (i) increased the maximum number of shares of Common Stock available for issuance under the Plan from 2,500,000 shares to 4,500,000 shares (an increase of 2,000,000 shares) and (ii) provided for an automatic annual increase in the number of shares of Common Stock available for issuance under the Plan on July 1 of each calendar year, beginning on July 1, 2027 and ending on and including July 1, 2030 (the “Evergreen Provision”). Amendment No. 4 was approved by the Registrant’s stockholders on June 3, 2026. In accordance with Instruction E to the General Instructions to Form S-8, the Registrant is registering the additional 2,000,000 shares of Common Stock issuable under the Plan pursuant to this Registration Statement, and the contents of the Prior Registration Statement are incorporated by reference herein except to the extent supplemented, amended or superseded by the information set forth herein.

Pursuant to the Evergreen Provision, the number of shares of Common Stock available for issuance under the Plan will automatically increase on July 1 of each calendar year, beginning on July 1, 2027 and ending on and including July 1, 2030, by an amount equal to 9% of the total number of shares of the Registrant’s Common Stock (calculated on a fully diluted basis as if all units of membership interest in the Company’s operating subsidiary, Cohen & Company, LLC, are converted into Common Stock in accordance with their terms, all outstanding unvested awards under the Plan have vested and all outstanding awards under the Plan of securities which are convertible into Common Stock are so converted) outstanding on June 30 of the preceding calendar month (or such lesser number of shares as the Compensation Committee of the Registrant’s Board of Directors may approve). The foregoing description of the Evergreen Provision is provided for informational purposes only. The shares of Common Stock that may become issuable pursuant to the Evergreen Provision are not being registered pursuant to this Registration Statement. The Registrant intends to file one or more additional registration statements on Form S-8 to register shares of Common Stock that become issuable under the Plan as a result of the Evergreen Provision.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the Commission’s rules):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 6, 2026;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 4, 2026;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 6, 2026 and June 3, 2026, respectively;

(d)	The description of the Registrant’s shares of Common Stock contained in its registration statement on Form 8-A filed by the Registrant with the Commission on December 16, 2009 pursuant to Section 12(b) of the Exchange Act, including all amendments and reports filed for the purpose of updating such description; and

(e)	The description of the Registrant’s preferred stock purchase rights contained in its registration statement on Form 8-A filed by the Registrant with the Commission on March 10, 2020 pursuant to Section 12(b) of the Exchange Act, including all amendments and reports filed for the purpose of updating such description

All documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by the Registrant under any Current Report on Form 8-K (including, without limitation, any applicable Current Report on Form 8-K referenced in the first paragraph of this Item 3) shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant and each of its directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that the Registrant will indemnify the directors and the executive officers to the extent permitted by Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Registrant, or by reason of their serving as a director, officer or agent of another company at its request. In addition, the Registrant’s charter and bylaws require it to indemnify its present and former directors and any individual who served as a director of a predecessor of the Registrant for any liability incurred in their official capacity, and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding, to the fullest extent permitted under Maryland law. The Registrant’s charter and bylaws permit it, with the approval of its board of directors, to indemnify and to pay or reimburse the expenses of any officer, employee or agent of the Registrant or a predecessor of the Registrant, to the maximum extent permitted under Maryland law.

The Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. In addition, the Registrant has obtained directors and officers liability insurance, which covers its directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the Commission on February 6, 2004).

4.2	Articles of Amendment changing name to Alesco Financial Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on October 20, 2006).

4.3	Articles of Amendment to Effectuate a Reverse Stock Split (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 17, 2009).

4.4	Articles of Amendment to Set Par Value (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 17, 2009).

4.5	Articles Supplementary — Series A Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 17, 2009).

4.6	Articles Supplementary — Series B Voting Non-Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 17, 2009).

4.7	Articles of Amendment to change Name to Cohen & Company Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 17, 2009).

4.8	Articles Supplementary - Series C Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2009).

4.9	Articles of Amendment Changing Name to Institutional Financial Markets, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 001-32026) filed with the Commission on January 24, 2011).

Exhibit No.	Description
4.10	By-laws, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 001-32026) filed with the Commission on October 11, 2005).

4.11	Articles Supplementary — Series D Voting Non-Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 001-32026) filed with the Commission on December 31, 2012).

4.12	Articles Supplementary — Series E Voting Non-Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 001-32026) filed with the Commission on May 13, 2013).

4.13	Articles of Amendment Changing Name to Cohen & Company Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2017).

4.14	Articles of Amendment to Effectuate a Reverse Stock Split and to Set Par Value (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2017).

4.15	Cohen & Company Inc. Articles Supplementary Series F Voting Non-Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 31, 2019).

4.16	Form of 10.50% Contingent Convertible Senior Notes due 2027 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (file no. 001-32026) filed with the Commission on July 26, 2011).

4.17	Junior Subordinated Indenture, dated as of June 25, 2007, by and between Alesco Financial Inc. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (file no. 001-32026) filed with the Commission on June 29, 2007).

4.18	Supplemental Indenture No. 1 to Junior Subordinated Indenture, dated January 26, 2024, by and between Cohen & Company Inc. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 29, 2024).

4.19	Form of Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (file no. 001-32026) filed with the Commission on March 10, 2010).

4.20	Registration Rights Agreement, dated as of May 9, 2013, by and among Institutional Financial Markets, Inc., Cohen Bros. Financial, LLC and Mead Park Capital Partners LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (file no. 001-32026) filed with the Commission on May 13, 2013).

4.21	Form of Indenture (incorporated by reference to Exhibit 4.18 to the Registrant’s Registration Statement on Form S-3 (file no. 333-193975) filed with the Commission on February 14, 2014).

4.22	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 6, 2020).

4.23	Cohen & Company Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.24 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 17, 2020).

4.24	Amendment No. 1 to the Cohen & Company Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 13, 2021).

Exhibit No.	Description
4.25	Amendment No. 2 to the Cohen & Company Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2022).

4.26	Amendment No. 3 to the Cohen & Company Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2025).

4.27	Amendment No. 4 to the Cohen & Company Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2026).

4.28	Section 382 Rights Agreement, dated as of January 2, 2024, between Cohen & Company Inc. and Computershare Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 2, 2024).

5.1*	Opinion of Duane Morris LLP.

23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Duane Morris LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages of this Registration Statement).

107.1*	Filing Fee Table.

*   Filed herewith.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on June 4, 2026.

COHEN & COMPANY INC.

By:	/s/ Lester R. Brafman
Lester R. Brafman
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lester R. Brafman and Joseph W. Pooler, Jr., and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Lester R. Brafman	Chief Executive Officer	June 4, 2026
Lester R. Brafman	(Principal Executive Officer)

/s/ Daniel G. Cohen	Executive Chairman	June 4, 2026
Daniel G. Cohen

/s/ G. Steven Dawson	Director	June 4, 2026
G. Steven Dawson

/s/ Jack J. DiMaio, Jr.	Director	June 4, 2026
Jack J. DiMaio, Jr.

/s/ Jack Haraburda	Director	June 4, 2026
Jack Haraburda

/s/ Diana Louise Liberto	Director	June 4, 2026
Diana Louise Liberto

/s/ Joseph W. Pooler, Jr.	Executive Vice President, Chief Financial Officer and Treasurer	June 4, 2026
Joseph W. Pooler, Jr.	(Principal Financial Officer)

/s/ Douglas Listman	Chief Accounting Officer and Assistant Treasurer	June 4, 2026
Douglas Listman	(Principal Accounting Officer)